SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by Registrant  /X/
Filed by a Party other than the Registrant  /  /

Check the appropriate box:
/X/      Preliminary Proxy Statement        / /   Confidential, for Use of the
/ /      Definitive Proxy Statement               Commission Only (as permitted)
/ / Soliciting Material Pursuant to Section by Rule 14a-6(e)(2)) 240.14a-11(c) or Section 240.14a-12

                              WTD INDUSTRIES, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required.
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)      Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------
        (2)      Aggregate number of securities to which transaction applies:

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        (3)      Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4)      Proposed maximum aggregate value of transaction:

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        (5)      Total fee paid:

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/ /     Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)      Amount Previously Paid:

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
                                [WTD Letterhead]







                                   August __, 1997


Dear Shareholders:

         We need your help to approve a very important proposal on the proxy for this year's annual meeting that will restore voting rights to Quinault Corporation (our new director, Larry Black's company), which recently acquired about 26% of WTD's common stock, as an investment.

         In June of this year WTD, Quinault, Mr. Black, and I entered into an agreement providing for first refusal and option rights on WTD's shares held by Quinault. The agreement restricts WTD from taking certain actions to dilute Quinault's holdings and restricts Quinault's ability to cause management changes or the liquidation, sale or other disposition of WTD.

         Because Quinault Corporation acquired more than 20% of our Company's stock, Oregon law deemed this to be a "Control Share Acquisition" and some of Quinault's shares are being denied voting rights, unless reinstatement is approved by the shareholders or the Bylaws of the Company are changed to remove all future stock acquisitions from the Control Share provisions of Oregon law.

         I believe you will agree with us that it is only fair that Quinault should have the same right to vote their WTD shares as everyone else. We also prefer obtaining shareholder approval of Quinault's share acquisition.

         On behalf of the Board of Directors of WTD Industries, Inc., I strongly urge you vote YES on all proposals, giving particular attention to Proposal 3. Please sign, date and mail your proxy promptly in the enclosed return envelope.

         Thank you for your support and cooperation.

                                   Sincerely yours,


                                   s/ Bruce L. Engel
                                   -------------------------
                                   Bruce L. Engel
                                   President

                                    [WTD Logo]



                              WTD INDUSTRIES, INC.
                            Lincoln Tower, Suite 900
                           10260 S.W. Greenburg Road
                             Portland, Oregon 97223

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           to be held October 7, 1997

                             ----------------------



To Our Shareholders:

         WTD Industries, Inc. (the "Company") will hold its Annual Meeting of Shareholders at 10:00 a.m. local time on Tuesday, October 7, 1997 at the Tigard Courtyard Marriott, 15686 S.W. Sequoia Parkway, Tigard, Oregon, for the following purposes:

         1.    To elect seven (7) directors to the Company's Board of Directors.

         2. To ratify the appointment of Moss Adams LLP as the Company's independent auditors for the fiscal year ending April 30, 1998.

         3. To approve the restoration of voting rights to certain shares of the Company's Common Stock which are Control Shares under the Oregon Control Share Act.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The nominees for election as directors are named in the enclosed Proxy Statement.

         The Board of Directors has fixed the close of business on August 15, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

         Whether you expect to attend the annual meeting or not, your vote is important. Accordingly, we ask that you sign and date the enclosed proxy card and return it in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may revoke your proxy at that time.

                                             Very truly yours,



                                             Robert J. Riecke
                                             Secretary


Portland, Oregon
August __, 1997

                              WTD INDUSTRIES, INC.
                            Lincoln Tower, Suite 900
                           10260 S.W. Greenburg Road
                             Portland, Oregon 97223

                             ----------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           to be held October 7, 1997

                             ----------------------


         This Proxy Statement is furnished by the Board of Directors of WTD Industries, Inc., an Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Company's 1997 Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 10:00 a.m. local time, on Tuesday, October 7, 1997 at Tigard Courtyard Marriott, 15686 S.W. Sequoia Parkway, Tigard, Oregon. The mailing address of the principal executive offices of the Company is P.O. Box 5805, Portland, Oregon 97228-5805. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is August __, 1997.


                     SOLICITATION AND REVOCABILITY OF PROXY

         The Company will bear all soliciting costs that it incurs in connection with the annual meeting, including the cost of preparing, printing and mailing this Proxy Statement and the Proxy solicited hereto. Proxies will be solicited by use of the mails. Officers and employees of the Company may also solicit proxies by telephone or personal contact, without additional remuneration. The Company has retained Allen Nelson & Co. to assist with solicitation of proxies, at an estimated fee of $5,000 plus reimbursement of expenses. Copies of solicitation material will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names. Your cooperation in promptly completing, signing, dating and returning the enclosed proxy card will help avoid additional expense.

         Any person giving a proxy pursuant to this solicitation may revoke it at any time before its exercise by filing with the Company, attention Robert J. Riecke, Secretary, an instrument of revocation or a duly executed proxy bearing a later date. A shareholder may also revoke the proxy by affirmatively electing to vote in person at the meeting. However, a shareholder who attends the Annual Meeting need not revoke his proxy and vote in person unless he wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.


                               QUORUM AND VOTING

         The Common Stock, no par value ("Common Stock"), is the only outstanding voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is August 15, 1997. As of the date hereof there are 11,083,474 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

         If a quorum is present, the seven nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote shall be elected directors. Proposal No. 2 to ratify the appointment of Moss Adams LLP ("Moss Adams") as independent auditors for the Company will be approved if the number of votes cast in favor of the Proposal exceeds the number of votes cast against it. Proposal No. 3 to approve the restoration of voting rights to certain shares of the Company's Common Stock which currently lack such voting rights will be approved if both (i) a majority of all shares entitled to vote, and (ii) a majority of all shares entitled to vote excluding "interested shares" (as defined in "Restoration of Control Share Voting Rights"), are cast in favor of the Proposal. With respect to the election of directors, directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will affect the outcome. Therefore, abstention from voting or nonvoting by brokers will have no effect. With respect to voting on Proposal No. 2, abstention from voting or nonvoting by brokers will have no effect. With respect to Proposal No. 3, negative votes or abstentions will affect the outcome because an affirmative vote of a majority of the outstanding shares is required for the Proposal to be approved.


                             ELECTION OF DIRECTORS
                                (Proposal No. 1)

Nominees for Director
---------------------

         The nominees for director are listed below. Information about each nominee is contained in the section entitled "Directors and Executive Officers."

                  Name                               Director Since
                  ----                               --------------

                  Larry G. Black                          1997
                  Scott Christie                          1988
                  Richard W. Detweiler                    1995
                  Bruce L. Engel                          1983
                  K. Stanley Martin                       1994
                  Robert J. Riecke                        1986
                  William H. Wright                       1992

         Pursuant to Article XII of the Company's Second Amended Joint Plan of Reorganization, commencing with the 1997 Annual Meeting of Shareholders, the election of the Board of Directors will be in accordance with the Company's Articles of Incorporation and Bylaws. Seven Board seats will be filled at the 1997 Annual Meeting of Shareholders. Pursuant to the Company's Articles, in the event that there are six or more directors on the Board, the Board will be divided into three classes with each class to be as nearly equal in number as possible. At the 1997 Annual Meeting of Shareholders, the directors of class I will be elected for a term expiring at the 1998 Annual Meeting of Shareholders, the directors of class II will be elected for a term expiring at the 1999 Annual Meeting of Shareholders and the directors of class III will be elected for a term expiring at the 2000 Annual Meeting of Shareholders. Commencing in 1998, and at each annual meeting of shareholders thereafter, the successors to the class of directors whose terms expired at that meeting will be elected to hold office for a term of three years. Messrs. Wright and Detweiler have been nominated as class I directors, Messrs. Black and Christie have been nominated as class II directors, and Messrs. Engel, Martin and Riecke have been nominated as class III directors.

         In the event the Company fails to make a certain number of scheduled dividend payments, or if a certain financial ratio covenant violation has occurred and is continuing on its Series A Preferred Stock, holders of such Preferred Stock may, under the circumstances and in the manner provided in the Company's Articles, elect a majority of the Board of Directors by replacing incumbent Board members or increasing the size of the Board.

Committees and Meetings of the Board
------------------------------------

         The Board of Directors has standing Audit and Compensation Committees.

         The Audit Committee meets from time to time with management, internal auditors, and the Company's independent accountants to consider financial and accounting matters. The Audit Committee reviews the scope, timing, and fees for the annual audit. It also reviews policies and procedures with respect to the Company's internal auditing, accounting, and financial controls. The Audit Committee met five times in fiscal 1997. Directors Detweiler, Riecke, and Wright constitute the Audit Committee.

         The Compensation Committee reviews executive compensation matters and makes recommendations to the Board. The Compensation Committee met once in fiscal 1997. The Compensation Committee consists of directors Christie and Wright.

         The Board of Directors met eight times during fiscal 1997. Each director attended all of the meetings of the Board and the committees of which he was a member, except Mr. Detweiler, who missed one board meeting.

Board Recommendation

         Proxies will be voted for election of directors in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees named above. If for some unforeseen reason one or more of the nominees becomes unavailable for any reason as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

         The Board of Directors recommends a vote FOR the election of all nominees.


                              INDEPENDENT AUDITORS
                                (Proposal No. 2)

         The Board of Directors will request that the shareholders ratify its selection of Moss Adams as independent auditors to examine the financial statements of the Company for the fiscal year ending April 30, 1998.

         Moss Adams has audited the Company's financial statements for the 15 years ended April 30, 1997. Representatives of Moss Adams are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

Board Recommendation

         The Board of Directors recommends a vote FOR the ratification of the selection of Moss Adams as independent auditors of the Company.


                   RESTORATION OF CONTROL SHARE VOTING RIGHTS
                                (Proposal No. 3)

         On October 14, 1996, Quinault Corporation ("Quinault"), an entity controlled by Larry G. Black, one of the directors of the Company, acquired 100,000 shares of the Common Stock of the Company. This acquisition brought Quinault's aggregate holding in the Company to 2,313,500 shares, or approximately 21 percent, of the issued and outstanding Common Stock of the Company (Quinault's share ownership as of June 30, 1997 is set forth under "Security Ownership of Certain Beneficial Owners and Management"). This acquisition constituted a "control share acquisition" which is subject to the provisions of the Oregon Control Share Act (Oregon Revised Statutes 60.801 to 60.816).

         Under the Oregon Control Share Act, a "control share acquisition" is defined as the acquisition of ownership of, or the power to direct the voting of, voting shares of an issuing public corporation in a transaction such that the total voting power of the acquiring person in an election of directors of the corporation will exceed one-fifth, one-third or one-half of the total voting power of all the voting shares. "Control shares" are defined as voting shares of an issuing public corporation that are acquired in a control share acquisition. Any voting shares acquired by the same acquiring person or group within 90 days of a control share acquisition are considered to have been acquired in the same control share acquisition.

         The Oregon Control Share Act provides that control shares of an Oregon corporation acquired in a control share acquisition have no voting rights unless
(i) the corporation's articles of incorporation or bylaws provide that the provisions of the Oregon Control Share Act do not apply to acquisitions of its voting shares or (ii) voting rights are accorded to the shares acquired in the control share acquisition by the shareholders of the corporation by the affirmative vote of the majority of all shares entitled to vote, including the votes of all "interested shares" entitled to be cast, and, in addition, by the affirmative vote of the majority of all shares entitled to be cast excluding votes of "interested shares."

"Interested shares" are defined as voting shares of a corporation with respect to which (i) an acquiring person, (ii) an officer of the corporation or (iii) an employee who is a director of the corporation has the power to vote at a meeting at which the voting rights of control shares are to be considered. The foregoing summary of the Oregon Control Share Act does not purport to be complete and is qualified in its entirety by reference to the provisions of the Oregon Control Share Act.

         Because the Company has not opted out of the Oregon Control Share Act in its Articles of Incorporation or Bylaws, Quinault is unable to vote those of its shares which are considered control shares. Quinault's control shares consist of the 100,000 shares of the Company's Common Stock acquired on October 14, 1996 and all other shares of the Company's Common Stock acquired within 90 days of this control share acquisition; Quinault acquired an additional 932,500 shares of the Company's Common Stock from July 16, 1996 to January 12, 1997 and thus holds a total of 1,032,500 control shares. In addition to these control shares, Quinault holds 1,846,500 voting shares of the Company's Common Stock and 14,698 shares of the Company's Series A Preferred Stock which was acquired from Bruce L. Engel in the transaction described below.

         Pursuant to an agreement dated June 10, 1997 between the Company, Mr. Engel, Quinault and Larry G. Black, the sole officer and director of Quinault (the "Agreement"), the Company has agreed, among other things, to recommend and obtain the approval of the Company's shareholders at the Annual Meeting for removal of the voting restrictions on those of Quinault's shares of the Company's Common Stock which are control shares under the Oregon Control Share Act. The Agreement provides that if such shareholder approval is not obtained, the Company will amend its Bylaws to opt out of the Oregon Control Share Act so that its provisions do not apply to shares of the Company's Common Stock, including those held by Quinault. For a discussion of the other provisions of the Agreement, see "Certain Relationships and Related Transactions." The
Agreement was filed with the Securities Exchange Commission ("SEC") as an exhibit to the Company's Current Report on Form 8-K, dated June 10, 1997.

         Quinault acquired 14,698 shares of the Company's Series A Preferred Stock, pursuant to a Stock Purchase Agreement dated June 10, 1997, between Quinault and Mr. Engel and his wife, Teri E. Engel. Part of the purchase price for these shares consisted of the cancellation of certain indebtedness pusuant to which Mr. and Mrs. Engel owed Quinault principal and interest in the total amount of $453,341.81.

         If the Company's shareholders approve the restoration of the voting rights for those of Quinault's shares of the Company's Common Stock which are control shares under the Oregon Control Share Act, such approval will lift the voting restrictions for those shares. Unless the Company has amended its Articles of Incorporation or Bylaws to opt out of the Oregon Control Share Act, if at any time in the future Quinault acquires additional shares of the Company's Common Stock such that Quinault's aggregate holding in the Company exceeds one-third of the total voting power of all voting shares, then such additional acquisition by Quinault will also be a control share acquisition. Under the Oregon Control Share Act, the shares acquired by Quinault in such a control share acquisition would not have voting rights unless a grant of such voting rights were approved by a vote of the Company's shareholders at an annual or special meeting. Likewise, if under similar circumstances Quinault acquired additional shares of the Company's Common Stock such that Quinault's aggregate holdings in the Company exceeded one-half of the total voting power of all voting shares, such an acquisition would also be a control share acquisition, subject to the same restrictions on voting as described above.

Board Recommendation

         The Board of Directors recommends a vote FOR the restoration of voting rights with respect to the control shares held by Quinault.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are:

        Name                   Age              Position
        ----                   ---              --------

Larry G. Black..............    51      Director
Scott Christie..............    48      Director
Richard W. Detweiler........    55      Director
Bruce L.  Engel.............    56      Director and President
David J. Loftus.............    55      Treasurer
K.  Stanley Martin..........    55      Director, Vice President-Finance and
                                          Chief Financial Officer
Robert J.  Riecke...........    47      Director, Vice President-Administration,
                                          General Counsel and Secretary
John C. Stembridge..........    38      Vice President-Sales and Marketing
James R. Wilson.............    47      Vice President-Timber
William H. Wright...........    62      Director


         Larry G. Black was appointed to the Company's Board of Directors on June 10, 1997 to fill a vacancy created by the resignation of H. Raymond Bingham in March 1996. Mr. Black is president of Quinault, owner of approximately 26% of the Company's Common Stock. Since its formation in 1985, Mr. Black has been president of Quinault Logging Company, which is in the business of buying timber and selling logs. Mr. Black has been involved in the timber industry for more than thirty years. In connection with Mr. Black joining the Board, the Company, Quinault, Mr. Black and Mr. Engel have entered into an agreement dated effective June 10, 1997, pursuant to which the Company agreed to nominate Mr. Black as a director for election at the Company's 1997 Annual Meeting of Shareholders to serve a two year term. See "Certain Transactions."

         Scott Christie has been a director of the Company since March 1988. Mr. Christie is currently general partner of Christie Capital Management. Since 1987 Mr. Christie has been engaged as an investment advisor for his own account and the account of other individuals. From 1983 until 1987 Mr. Christie was senior vice president of Kidder, Peabody & Co. Incorporated, an investment banking firm. Mr. Christie headed Kidder, Peabody's underwriting team for the Company's initial public offering and 1987 debenture offering.

         Richard W. Detweiler has been a director of the Company since December 1995. Mr. Detweiler is currently a partner of Carlisle Enterprises, an investment partnership. From 1990 to 1996 Mr. Detweiler was chief executive officer of Precision Aerotech, a diversified manufacturing company. Mr. Detweiler has 20 years of manufacturing management experience. Mr. Detweiler is a director of Haskel International, Inc., a manufacturing company.

         Bruce L. Engel, the Company's founder, has been president and a director of the Company since its inception. Mr. Engel, a graduate of the University of Chicago Law School, practiced business and corporate law, including representation of clients in the wood products industry, from 1964 to 1984. Mr. Engel became engaged in sawmill operations in 1981 with the acquisition of a mill in Glide, Oregon, now owned by a subsidiary of the Company. Mr. Engel is involved in various other businesses. Mr. Engel is president and a director of Encore Group, Inc.

         David J. Loftus was appointed treasurer of the Company in October 1993 and continues to serve as vice president-finance of TreeSource, the Company's marketing subsidiary, a position he has held since May 1986. As treasurer, Mr. Loftus is primarily responsible for cash management matters and credit and banking relationships. For the eight years prior to joining TreeSource, Mr. Loftus served as the assistant treasurer for a publicly-traded company with operations in the forest products industry.

         K. Stanley Martin is vice president-finance of the Company, a position he has held since September 1983, and has been chief financial officer since April 1991. Mr. Martin has been a director of the Company since January 1994. Mr. Martin is responsible for all financial affairs of the Company. For the eleven years prior to 1983, Mr. Martin served as a financial officer for publicly-traded companies having all or a substantial portion of their operations in the forest products industry. Mr. Martin is a certified public accountant.

         Robert J. Riecke became vice president-administration of the Company in May 1989, has been general counsel of the Company since January 1987, assistant secretary from March 1983 until January 1994, and a director of the Company since March 1986. Mr. Riecke was named corporate secretary in January 1994. Mr. Riecke has primary responsibility for the Company's legal, risk management, environmental compliance, investor relations, and human resource functions. From 1976 through 1986, Mr. Riecke was in private law practice. Since 1983, Mr. Riecke has devoted much of his professional endeavors to legal matters relating to the Company and its subsidiaries. Mr. Riecke is a graduate of the University of Illinois School of Law.

         John C. Stembridge was appointed vice president-sales and marketing of the Company in February 1995. Mr. Stembridge joined TreeSource, the Company's marketing subsidiary, in 1989 and has served as its vice president and general manager since June 1991. Mr. Stembridge has primary responsibility for managing all aspects of the Company's lumber sales and transportation. For the nine years prior to joining TreeSource, Mr. Stembridge was involved in domestic and export lumber sales, primarily with North Pacific Lumber Co.

         James R. Wilson was appointed vice president-timber of the Company in October 1993. Mr. Wilson has primary responsibility for the Company's timber supply program. Prior to his present position, Mr. Wilson served at both mill and corporate levels of WTD Industries commencing in February 1992. Prior to 1992, Mr. Wilson served as general manager of Estacada Lumber Company, a division of RSG Forest Products. From 1973 to 1984, Mr. Wilson was involved in all phases of the wood products industry with Crown Zellerbach Corporation.

         William H. Wright has been a director of the Company since April 1992. Mr. Wright has held a variety of management positions in the forest products industry since 1957. He is currently president of Heartwood Consulting Service, which advises forest products clients. From 1989 until 1994 he was president and chief executive officer of Dee Forest Products Inc., a manufacturer of hardboard and related products. From 1984 to 1989 Mr. Wright was general manager of Stevenson Co-Ply Inc., a manufacturer of veneer and plywood.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's officers, directors and persons who own more than 10 percent of the Common Stock file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 4 and 5. Officers, directors, and greater than 10 percent shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on reviews of such reports furnished to the Company and written representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the fiscal year ended April 30, 1997.

                             EXECUTIVE COMPENSATION


Summary Compensation Table
--------------------------

         The following table shows the cash and non-cash compensation paid by the Company for each of the last three fiscal years to the chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                                                                        Long Term
                                                                       Compensation
                                                                          Awards
                                       Annual Compensation(1)      --------------------
                                   ------------------------------  Number of Securities
    Name and Principal Position     Year    Salary($)   Bonus($)    Underlying Options
  -------------------------------  ------  ----------  ----------  --------------------
  Bruce L. Engel                    1997   $  300,000  $  171,122          35,000
  President                         1996   $  300,000  $   23,142              --
                                    1995   $  300,000  $   48,200              --

  K. Stanley Martin                 1997   $  120,000  $   68,447          35,000
  Vice President-Finance and        1996   $  120,000  $    9,256              --
    Chief Financial Officer         1995   $  120,000  $   19,280              --

  Robert J. Riecke                  1997   $  132,000  $   75,295          35,000
  Vice President-                   1996   $  132,000  $   10,183              --
    Administration, General         1995   $  132,000  $   21,209              --
    Counsel and Secretary

  John C. Stembridge                1997   $  100,000  $   80,238          35,000
  Vice President-Sales and          1996   $  100,000  $   12,197              --
    Marketing                       1995   $   86,667  $   15,539              --

  James R. Wilson                   1997   $  100,000  $   57,040          35,000
  Vice President-Timber             1996   $  100,000  $    7,714              --
                                    1995   $   85,833  $   12,853              --


(1) Personal benefits for each executive officer named in the table did not exceed $50,000 or 10% of such executive officers' total annual salary and bonus for the fiscal years ended April 30, 1997, 1996 and 1995, respectively.

Option Grants in Last Fiscal Year
---------------------------------

         The following table provides information on option grants for the last fiscal year to the Named Executive Officers:

                                      Individual Grants                                        Potential
                      ------------------------------------------------------              Realizable Value at
                                        % of                                             Assumed Annual Rates
                          # of         Total                                                of Stock Price
                       Securities     Options       Exercise                                Appreciation for
                       Underlying    Granted to     or Base                                  Option Term(2)
                        Options     Employees in     Price      Expiration   ----------------------------------------
      Name             Granted(1)   Fiscal Year    ($/Share)       Date          0%($)         5%($)        10%($)
  ------------------- ------------- ------------ ------------- ------------- ------------ ------------- -------------
  Bruce L. Engel          35,000        7.7%        $1.515       10/21/2006      $9,319       $48,528      $108,679

  K. Stanley Martin       35,000        7.7%        $1.515       10/21/2006      $9,319       $48,528      $108,679

  Robert J. Riecke        35,000        7.7%        $1.515       10/21/2006      $9,319       $48,528      $108,679

  John C. Stembridge      35,000        7.7%        $1.515       10/21/2006      $9,319       $48,528      $108,679

  James R. Wilson         35,000        7.7%        $1.515       10/21/2006      $9,319       $48,528      $108,679


(1)      Vesting Schedule: 10/21/96 - 30%; 10/21/97 - 47.5%; 10/21/98 - 65%; 10/21/99 - 82.5%; 10/21/00 - 100%.
(2)      These assumed appreciation rates are not derived from the historical or projected prices of the Company's Common Stock or results of operations or financial condition and they should not be viewed as a prediction of possible prices or value for the Company's Common Stock in the future.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
--------------------------------------------------------------------------
Values
------

         The following table provides information on option exercises for the last fiscal year by the named executive officers and the value of such officers' unexercised options as of April 30, 1997:

                                                      Number of Securities                 Value of Unexercised
                                                     Underlying Unexercised                In-the-Money Options
                                 Shares          Options at April 30, 1997 (#)           at April 30, 1997 ($)(1)
                              Acquired on       -------------------------------       -----------------------------
            Name              Exercise (#)       Exercisable      Unexercisable        Exercisable    Unexercisable
  --------------------------  ------------      -------------     -------------       -------------   -------------
  Bruce L. Engel                   --              394,500            24,500          $  98,233       $    7,289

  K. Stanley Martin                --               42,300            24,500          $  20,021       $    7,289

  Robert J. Riecke                 --               45,500            24,500          $  22,761       $    7,289

  John C. Stembridge               --               20,500            24,500          $   3,124       $    7,289

  James R. Wilson                  --               20,500            24,500          $   3,124       $    7,289


(1)      Based on the fair market value of the Common Stock at April 30, 1997 of $1.8125 per share.

Benefits
--------

         The Company maintains an Internal Revenue Code ("IRC") Section 401(k) Retirement Savings Plan under which employees, including executive officers, are permitted to make salary deferral contributions. Executive officers are not entitled to employer matching contributions pursuant to this plan.

Compensation of Directors
-------------------------

         Each of the Company's outside directors is paid an annual retainer of $15,000 for attending up to six Board meetings, plus $750 for each additional Board meeting or committee meeting attended and $225 for each telephone conference meeting attended or written consent executed. Directors who are also employees of the Company do not receive additional compensation for their services as directors. In fiscal 1997, three outside directors each received option grants for 25,000 shares of Common Stock under the 1996 Stock Option Plan.

Executive Bonuses
-----------------

         Monthly discretionary bonuses are paid to the Company's executive officers, as well as other management and administrative employees, pursuant to the Company's profit sharing bonus plan. The bonuses are based upon net pretax profits and are generally allocated according to base salary level. Bonuses paid to executive officers for services rendered to the Company during the year ended April 30, 1997 are included in the amounts shown in the "Summary Compensation Table."


Board Compensation Committee Report on Executive Compensation
-------------------------------------------------------------

         The Compensation Committee is composed of two independent, non-employee directors.

         The Compensation Committee is responsible for recommending to the full Board of Directors, for its approval, the base compensation for all executive officers. Executive officers who serve on the Company's Board of Directors do not participate in any deliberations or decisions regarding their own compensation. The Compensation Committee receives recommendations from the chief executive officer regarding appropriate levels of base compensation for the other executive officers.

         The Company's executive officer compensation policies are designed to attract, motivate and retain senior management by providing an opportunity for overall competitive compensation based on an adequate base compensation amount and participation in a profit based bonus system in effect for all salaried employees of the Company.

         The profit sharing component of the overall compensation system is designed to reward all salaried employees, including executive officers, in relation to the Company's monthly performance and to encourage salaried employees at all levels of the Company to work together for the common goal of maximizing profits. Salaried employees at the corporate level (including all executive officers) receive 10% of monthly consolidated pre-tax profits, allocated according to base salary level.

         It is the Company's practice to participate in and use, as a basis for comparison, an analysis of executive compensation in the Northwest prepared by the compensation consulting group of Milliman & Robertson, Inc. This analysis is useful in establishing base salary levels and monitoring overall compensation levels as compared to other publicly-traded companies of similar size. Executive officers' compensation paid during fiscal year 1997, with respect to base salary, cash bonus and total cash compensation, was below the median levels published in the 1996/1997 Milliman & Robertson compensation survey of all industries.

         The Company also uses long-term stock-based incentive opportunities in the form of options to purchase the Company's Common Stock. The Company's 1996 Option Plan provides for the grant of stock options to employees of the Company. Stock option awards are determined on a discretionary basis by the Board of Directors. Executive officers who serve on the Company's Board of Directors do not participate in any deliberations or decisions regarding option awards to them.

         Each executive officer was granted options for 35,000 shares of Common Stock during the 1997 fiscal year.

         The  Committee  believes  that  stock-based  performance   compensation
arrangements are beneficial in aligning management's and shareholders' interests in the advancement of shareholder value.

         The Company provides the same group life and health insurance coverage to executive officers as other employees and requires all employees, including executive officers, to pay approximately 25% of health insurance premiums by payroll deduction.

         The Company allows its executive officers and all other employees to contribute a percentage of their compensation to the Company-sponsored 401(k) Retirement Savings Plan. Executive officers and other salaried employees are not generally entitled to matching contributions.

         Neither the executive officers nor other employees are covered by any other Company-sponsored retirement plans.

Chief Executive Officer Compensation
------------------------------------

         All of the policies described above apply to Mr. Engel's compensation. No additional benefits or requirements specifically apply to the chief executive officer.

         Mr. Engel was granted options for 35,000 shares during the 1997 fiscal year.

         Mr. Engel's base salary for fiscal year 1997 was $300,000. The median base salary for chief executive officers of comparably sized public companies, as published by the Milliman & Robertson compensation survey, is $400,000.

         Mr. Engel received a cash bonus of $171,122 during fiscal year 1997 under the profit sharing plan described above, reflecting profitable operations during the fiscal year. Mr. Engel's cash bonus and total cash compensation amounts were below the published median levels; the published median levels were $300,000 and $630,210, respectively.

         Compensation Committee Members

         Scott Christie
         William H. Wright

Stock Performance Graph
-----------------------

         The following graph provides a comparison of the five-year cumulative total return (assuming reinvestment of dividends) for the Standard & Poor's 500 Index, the Standard & Poor's Paper & Forest Products Index, and the Company:


                         [GRAPH]


                                 Base
                                Period      Return      Return      Return      Return      Return
Company/Index Name            April 1992  April 1993  April 1994  April 1995  April 1996  April 1997
----------------------------- ----------  ----------  ----------  ----------  ----------  ----------
WTD Industries, Inc.              100        81.82       89.09       50.92       19.99       52.72
S&P 500 Index                     100       109.24      115.05      135.14      175.97      220.20
Paper & Forest Products Index     100       102.58      103.01      123.86      139.31      138.89


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows beneficial ownership as of June 30, 1997 of the Company's Common Stock by (i) each director, (ii) each beneficial owner of more than 5 percent of the Common Stock, (iii) the Named Executive Officers and
(iv) all directors and officers as a group. Except as otherwise specifically noted, each person noted below has sole investment and voting power with respect to shares indicated.

                                                                Amount and Nature
          Name and Address of Beneficial Owner            of Beneficial Ownership(1)    Percent of Class
  ----------------------------------------------------    --------------------------    ----------------
  Quinault Corporation
  P.O. Box C                                                     2,879,000                     26.0%
  Aberdeen, WA 98570

                                                                Amount and Nature
        Name of Directors and Executive Officers           of Beneficial Ownership(2)   Percent of Class
  ----------------------------------------------------    --------------------------    ----------------
  Larry G. Black(3)                                              2,879,000                     26.0%

  Scott Christie                                                    75,000                       .7%

  Richard W. Detweiler                                              27,500                       .3%

  Bruce L. Engel                                                   394,500                      3.4%

  K. Stanley Martin                                                 52,300                       .5%

  Robert J. Riecke                                                  45,500                       .4%

  John C. Stembridge                                                21,800                       .2%

  James R. Wilson(4)                                                20,600                       .2%

  William H. Wright                                                 75,000                       .7%

  All directors and executive officers as a group (10
  persons)                                                       3,605,700                     30.6%

----------

(1) As determined by reference to the beneficial owner's most recent Form 4 or 13D filing.

(2) Includes shares reserved for issuance under options exercisable within 60 days of June 30, 1997 as follows: Mr. Christie 75,000; Mr. Detweiler 27,500; Mr. Engel 394,500; Mr. Martin 42,300; Mr. Riecke 45,500; Mr.
         Stembridge 20,500; Mr. Wilson 20,500; and Mr. Wright 75,000. Any securities not outstanding that are subject to options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Mr. Black, by virtue of being president and sole director of Quinault, may be deemed to beneficially own the shares owned by Quinault.

(4) Mr. Wilson shares with his spouse Christine R. Wilson voting and investment power as to 100 shares beneficially owned. See Note 2 above for details of individual option rights.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal 1997, five of the Company's subsidiaries purchased logs from Quinault Logging Company in the amount of $1,667,000. Mr. Larry G. Black, a director of the Company, is president and a director of Quinault Logging Company and is president and sole director of Quinault, owner of 26% of the Company's Common Stock. The Company believes that the terms of such purchases were no less favorable than the Company could have obtained from unrelated third parties.

         The Company, Bruce L. Engel, Quinault and Larry G. Black entered into an agreement dated as of June 10, 1997 (the "Agreement"). Pursuant to the terms of the Agreement, the Company and Mr. Engel will have the right of first refusal with respect to any shares of the Company's Common Stock sold by Quinault prior to June 15, 1999. In addition, Quinault granted Mr. Engel an option to purchase shares of the Company's Common Stock such that the amount of the Company's
Common  Stock  owned by Mr.  Engel and his  affiliates  will equal the number of shares owned by Quinault, Mr. Black and their affiliates. Pursuant to the Agreement, Quinault, Mr. Black and their affiliates may not, without the prior written consent of the Company's Board, act in a manner that would (i) remove Mr. Engel as an officer or director of the Company or (ii) result in the liquidation, sale, merger or other combination of the Company. The Agreement obligates the Company to nominate Mr. Black for election as a director at the Company's 1997 Annual Meeting of Shareholders to serve a two-year term and also sets forth certain conditions with respect to the election of the Company's other directors. The Agreement restricts the Company from taking certain actions to dilute Quinault's holdings. Under the Agreement, the Company has also agreed to remove certain voting restrictions placed on Quinault pursuant to the Oregon Control Share Act by: (i) an affirmative vote of the Company's shareholders at the 1997 Annual Meeting of Shareholders, or in the alternative, (ii) amending its Bylaws to eliminate such restrictions.


                            DISCRETIONARY AUTHORITY

         While the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to above. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.


                             SHAREHOLDER PROPOSALS

         Any shareholder proposals to be considered for inclusion in proxy material for the Company's September 1998 annual meeting must be received at the principal executive offices of the Company not later than April __, 1998.

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED APRIL 30, 1997. WRITTEN REQUESTS SHOULD BE MAILED TO THE SECRETARY, WTD INDUSTRIES, INC., P.O. BOX 5805, PORTLAND, OREGON 97228.

                                        By Order of the Board of Directors



                                        Robert J. Riecke
                                        Secretary

August __, 1997

                              WTD INDUSTRIES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                 ANNUAL MEETING
                                 OCTOBER 7, 1997


         The undersigned, revoking all prior proxies, hereby appoints Bruce L. Engel and Robert J. Riecke, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of WTD Industries, Inc. (the "Company") to be held on Tuesday, October 7, 1997, or at any adjournments thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as indicated on the reverse hereof.

         The shares represented by this proxy will be voted in accordance with the instructions given.

         This proxy is solicited on behalf of the Company's Board of Directors. The Board of Directors recommends a vote FOR all the Nominees and FOR the Proposals.

         This proxy when properly executed will be voted as directed or, if no direction is given, the shares will be voted for the Nominees, for the Proposals, and on any other business that may properly come before the meeting or any adjournments thereof in accordance with the recommendations of management.

                   (Continued and to be signed on other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE








                              WTD INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            TIGARD COURTYARD MARRIOTT
                            15686 SW SEQUOIA PARKWAY
                                 TIGARD, OREGON

                             MONDAY, OCTOBER 7, 1997
                             10:00 A.M. PACIFIC TIME

 1.  ELECTION OF DIRECTORS       Nominees:  Larry G. Black, Scott Christie,     2.  PROPOSAL TO RATIFY THE APPOINTMENT
                                            Richard W. Detweiler,               OF MOSS ADAMS LLP AS INDEPENDENT
                                            Bruce L. Engel, K. Stanley Martin,  AUDITORS
                                            Robert J. Riecke,
                                            William H. Wright
          FOR all     WITHHOLD
            the       AUTHORITY   (To withhold your vote for any individual
         nominees     to vote     nominees, strike a line through the                FOR     AGAINST    ABSTAIN
          listed       for all    nominee's name in the list above.)
        (except as    nominees
         marked to     listed
            the
         contrary)

          -------      -------                                                       -----   -------    -------




  3.  PROPOSAL TO RESTORE CONTROL SHARE VOTING RIGHTS                                     I plan to attend
                FOR    AGAINST    ABSTAIN                                                   the meeting

               -----   -------    -------                                                     -------


                                                                                Please sign exactly as your name
                                                                                appears on this card. Persons signing
                                                                                as executor, administrator, trustee,
                                                                                guardian or in any other official or
                                                                                representative capacity should sign
                                                                                their full title.

                                                                                Date:
                                                                                                         ,1997
                                                                                     --------------------

                                                                                --------------------------------------
                                                                                               Signature(s)


                                                                                --------------------------------------
                                                                                Please mark, date, sign and return the
                                                                                proxy promptly.

--------------------------------------------------------------------------------
                                                  FOLD AND DETACH HERE








                              WTD INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            TIGARD COURTYARD MARRIOTT
                            15686 SW SEQUOIA PARKWAY
                                 TIGARD, OREGON

                            TUESDAY, OCTOBER 7, 1997
                             10:00 A.M. PACIFIC TIME